Exhibit 23.1

KPMG LLP

Bay Adelaide Centre

Suite 4600

333 Bay Street

Toronto, Ontario

M5H 2S5

Telephone (416) 777-8500

Fax (416) 777-8818

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Open Text Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference in the registration statement on Form S-3 of Open Text Corporation and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to changes in accounting policies for revenue recognition and income taxes due to the adoption of new accounting standards for “Revenues from Contracts with Customers” and “Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory”.

Chartered Professional Accountants, Licensed Public Accountants

November 29, 2019

Toronto, Canada